Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

Net Loss of $0.27 per Diluted Share for the Fourth Quarter
and $0.05 per Diluted Share for the Full Year

Normalized FFO of $0.31 per Diluted Share for the Fourth Quarter
and $1.24 per Diluted Share for the Full Year

Announced 5% Increase in the Quarterly Cash Dividend on Common Stock

Dividends Declared During the Year Represent a 7.6% Year-Over-Year Increase

Introduced 2024 Full-Year Normalized FFO Guidance Range of $1.21 to $1.27 per Diluted Share

VIRGINIA BEACH, VA, February 22, 2024 – Armada Hoffler Properties, Inc. (NYSE: AHH) today announced its results for the quarter and year ended December 31, 2023 and provided an update on current events.

Highlights include:

•Net loss attributable to common stockholders and OP Unitholders of $23.9 million and $4.5 million for the three months and year ended December 31, 2023, respectively, or $0.27 and $0.05 per diluted share, respectively.

•Funds from operations attributable to common stockholders and OP Unitholders ("FFO") of $11.1 million and $90.7 million for the three months and year ended December 31, 2023, respectively, or $0.13 and $1.02 per diluted share, respectively. See "Non-GAAP Financial Measures."

•Normalized funds from operations attributable to common stockholders and OP Unitholders ("Normalized FFO") of $27.9 million and $110.5 million for the three months and year ended December 31, 2023, or $0.31 and $1.24 per diluted share, respectively. See "Non-GAAP Financial Measures."

•Investment grade credit rating of BBB reaffirmed by Morningstar DBRS.

•Announced that the Board of Directors declared a cash dividend of $0.205 per common share, representing a 5% increase over the prior quarter's dividend.

•Dividends declared during the year ended December 31, 2023 of $0.775 per share, representing a 7.6% year-over-year increase.

•Introduced 2024 full-year Normalized FFO guidance of $1.21 to $1.27 per diluted share.

"As we reflect on our performance throughout the fourth quarter and the year, I am proud of our team's dedication and resilience, which has translated into exceptional results,” said Louis Haddad, Chief Executive Officer. “Best in market properties in healthy markets give us the ability to continue adding to earnings and dividends. We remain steadfast in our commitment to delivering value for our stakeholders and seizing opportunities for strategic expansion."

•As part of the Company's leadership succession planning initiatives, appointed Shawn Tibbetts to President, in addition to his existing role as Chief Operating Officer. The Company's Board of Directors also endorses founder and current Chairman Dan Hoffler's intent to relinquish his role as Board Chairman in June 2024, whose role is expected to be assumed by Louis Haddad. Pending the shareholders’ vote at the 2024 Annual Meeting of Stockholders, Hoffler will continue to serve as a member of the Board of Directors as Chairman Emeritus.

•Fourth quarter commercial lease renewal spreads increased 11.3% on a GAAP basis and 0.4% on a cash basis.

•Executed 16 lease renewals and 8 new leases during the fourth quarter for an aggregate of 204,966 of net rentable square feet.

•Property segment net operating income ("NOI") of $39.3 million for the fourth quarter of 2023, which represents a 4.2% increase compared to $37.7 million for the fourth quarter of 2022.

•Property segment NOI of $160.1 million for the year ended December 31, 2023, which represents a 9.3% increase compared to $146.5 million for the year ended December 31, 2022.

•Same Store NOI for the fourth quarter of 2023 decreased 6.0% on a GAAP basis and increased less than 0.1% on a cash basis compared to the fourth quarter of 2022.

•Same Store NOI for the year ended December 31, 2023 increased 0.9% on a GAAP basis and 2.3% on a cash basis compared to the year ended December 31, 2022.

•For the year ended December 31, 2023, the Company repurchased 1,204,838 shares of common stock for a total of $12.6 million.

•Third-party construction backlog as of December 31, 2023 was $472.2 million and construction gross profit for the fourth quarter was $3.5 million.

•Weighted average stabilized portfolio occupancy was 96.1% as of December 31, 2023. Retail occupancy was 97.4%, office occupancy was 95.3%, and multifamily occupancy was 95.5%.

•During the fourth quarter of 2023, unrealized losses on non-designated interest rate derivatives that negatively affected FFO were $16.2 million. As of December 31, 2023, the value of the Company’s entire interest rate derivative portfolio, net of unrealized losses, was $28.9 million.

Financial Results

Net (loss) income attributable to common stockholders and OP Unitholders for the fourth quarter was a net loss of $23.9 million compared to net income of $11.5 million for the fourth quarter of 2022. FFO attributable to common stockholders and OP Unitholders for the fourth quarter decreased to $11.1 million compared to $29.4 million for the fourth quarter of 2022. Normalized FFO attributable to common stockholders and OP Unitholders for the fourth quarter decreased to $27.9 million compared to $30.6 million for the fourth quarter of 2022. The period-over-period changes were positively impacted by higher property NOI due to the acquisition of The Interlock, Same Store NOI growth in the retail and multifamily segments, and positive releasing spreads, as well as higher general contracting gross profit. The period-over-period changes were negatively impacted by unrealized losses in the fair value of the Company's non-designated interest rate derivative portfolio, accelerated in-place lease amortization for leases vacated by WeWork, lower interest income from real estate financing investments, higher interest expense due to increased indebtedness, higher general and administrative expenses, and higher income tax provision.

Net (loss) income attributable to common stockholders and OP Unitholders for the full year was a net loss of $4.5 million compared to net income of $82.5 million for the year ended December 31, 2022. FFO attributable to common stockholders and OP Unitholders for the full year decreased to $90.7 million compared to $106.6 million for the year ended December 31, 2022. Normalized FFO attributable to common stockholders and OP Unitholders for the full year increased to $110.5 million compared to $107.2 million for the year ended December 31, 2022. The year-over-year changes were positively impacted by higher property NOI due to the acquisition of The Interlock, Same Store NOI growth in the retail and multifamily segments, and positive releasing spreads, as well as higher general contracting gross profit. The year-over-year changes were negatively impacted by lower gains on sale of real estate, unrealized losses in the fair value of the Company's non-designated interest rate derivative portfolio, accelerated in-place lease amortization for leases vacated by WeWork, lower interest income from real estate financing investments, higher interest expense due to increased indebtedness, higher general and administrative expenses, and higher income tax provision.

Operating Performance

At the end of the year, the Company’s retail, office, and multifamily stabilized property portfolios were 97.4%, 95.3%, and 95.5% occupied, respectively.

Total third-party construction contract backlog was $472.2 million as of December 31, 2023.

Interest income from real estate financing investments was $3.9 million for the three months ended December 31, 2023.

Balance Sheet and Financing Activity

As of December 31, 2023, the Company had $1.4 billion of total debt outstanding, including $267.0 million outstanding under its revolving credit facility and $495.0 million outstanding under its senior unsecured term loan facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 100% of the Company’s debt had fixed interest rates or was subject to interest rate swaps or caps as of December 31, 2023.

Outlook

The Company is introducing its 2024 full-year Normalized FFO guidance in the range of $1.21 to $1.27 per diluted share, as set forth in the separate presentation that can be found on the Investors page of the Company's website, ArmadaHoffler.com. The following table outlines the Company's assumptions along with Normalized FFO per diluted share estimates for 2024. The Company's executive management will provide further details regarding its 2024 earnings guidance during today's webcast and conference call.

Full-year 2024 Guidance [1][2]	Expected Ranges
Portfolio NOI	$165.6	M	$170.0	M
Construction Segment Profit	$12.8	M	$14.3	M
G&A Expenses	$18.8	M	$18.2	M
Interest Income	$18.8	M	$19.4	M
Interest Expense[3]	$57.4	M	$56.8	M
Normalized FFO per diluted share	$1.21		$1.27

[1] Includes the following assumptions:
•Southern Post and T. Rowe Price Global HQ stabilized 4Q24
•Allied | Harbor Point delivered 3Q24 with 18-month lease-up to stabilization
•Opportunistic sale of common stock through the ATM program
•Begin funding new real estate financing project in the second half of 2024
•Construction gross profit consistent with 2023, resulting in profit recognition concentrated more in the first half of 2024

[2] Ranges exclude certain items per the Company's Normalized FFO definition: Normalized FFO excludes certain items, including acquisition, development, and other pursuit costs, debt extinguishment losses, prepayment penalties, impairment of intangible assets and liabilities, mark-to-market adjustments on interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. See "Non-GAAP Financial Measures." The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.
[3] Includes the interest expense on finance leases and interest receipts of non-designated derivatives.

Supplemental Financial Information

Further details regarding operating results, properties, and leasing statistics can be found in the Company’s supplemental financial package available on the Investors page at ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Thursday, February 22, 2024 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, ArmadaHoffler.com. To participate in the call, please dial (+1) 888 259 6580 (toll-free dial-in number) or (+1) 416 764 8624 (toll dial-in number). The conference ID is 54806922. A replay of the conference call will be available through March 23, 2024 by dialing (+1) 877 674 7070 (toll-free dial-in number) or (+1) 416 764 8692 (toll dial-in number) and providing passcode 806922 #.

About Armada Hoffler Properties, Inc.

Armada Hoffler (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust ("REIT") with over four decades of experience developing, building, acquiring, and managing high-quality retail, office, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in its stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company's real estate financing program, the Company’s construction and development business, including backlog and timing of deliveries and estimated costs, financing activities, as well as acquisitions, dispositions, and the Company’s financial outlook, guidance, and expectations. Forward-looking statements depend on assumptions, data or methods which may be incorrect or imprecise, and the Company may not be able to realize any forward-looking statement. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading "Risk Factors" included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and the other documents filed by the Company with the Securities and Exchange Commission (the "SEC") from time to time. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company's expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required by applicable law.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding depreciation and amortization related to real estate, gains or losses from the sale of certain real estate assets, gains and losses from change in control, and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates, and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or service indebtedness. Also, FFO should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, acquisition, development, and other pursuit costs, debt extinguishment losses, prepayment penalties, impairment of intangible assets and liabilities, mark-to-market adjustments on interest rate derivatives not designated as cash flow hedges, amortization of payments made to purchase interest rate caps and swaps designated as cash flow hedges, provision for unrealized non-cash credit losses, amortization of right-of-use assets attributable to finance leases, severance related costs, and other non-comparable items. Other equity REITs may not calculate Normalized FFO in the same manner as we do, and, accordingly, our Normalized FFO may not be comparable to such other REITs' Normalized FFO.

NOI is the measure used by the Company’s chief operating decision-maker to assess segment performance. The Company calculates NOI as segment revenues less segment expenses. Segment revenues include rental revenues (base rent, expense reimbursements, termination fees, and other revenue) for our property segments, general contracting and real estate services revenues for our general contracting and real estate services segment, and interest income for our real estate financing segment. Segment expenses include rental expenses and real estate taxes for our property segments, general contracting and real estate services expenses for our general contracting and real estate services segment, and interest expense for our real estate financing segment. Segment NOI for the general contracting and real estate services and real estate financing segments is also referred to as segment gross profit. NOI is not a measure of operating income or cash flows from operating activities as measured in accordance with GAAP and is not indicative of cash available to fund cash needs. As a result, NOI should not be considered an alternative to cash flows as a measure of liquidity. Not all companies calculate NOI in the same manner. The Company considers NOI to be an appropriate supplemental measure to net income because it assists both investors and management in understanding the core operations of the Company’s real estate and construction businesses. To calculate NOI on a cash basis, we adjust NOI to exclude the net effects of straight line rent and the amortization of lease incentives and above/below market rents.

For reference, as an aid in understanding the Company’s computation of NOI, NOI Cash Basis, FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to NOI, NOI Cash Basis, FFO and Normalized FFO has been included further in this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2023	2022
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$2,093,032	$1,884,214
Held for development	11,978	6,294
Construction in progress	102,277	53,067
	2,207,287	1,943,575
Accumulated depreciation	(393,169)	(329,963)
Net real estate investments	1,814,118	1,613,612
Cash and cash equivalents	27,920	48,139
Restricted cash	2,246	3,726
Accounts receivable, net	45,529	39,186
Notes receivable, net	94,172	136,039
Construction receivables, including retentions, net	126,443	70,822
Construction contract costs and estimated earnings in excess of billings	104	342
Equity method investment	142,031	71,983
Operating lease right-of-use assets	23,085	23,350
Finance lease right-of-use assets	90,565	45,878
Acquired lease intangible assets	109,137	103,870
Other assets	87,548	85,363
Total Assets	$2,562,898	$2,242,310

LIABILITIES AND EQUITY
Indebtedness, net	$1,396,965	$1,068,261
Accounts payable and accrued liabilities	31,041	26,839
Construction payables, including retentions	128,290	93,472
Billings in excess of construction contract costs and estimated earnings	21,414	17,515
Operating lease liabilities	31,528	31,677
Finance lease liabilities	91,869	46,477
Other liabilities	56,613	54,055
Total Liabilities	1,757,720	1,338,296
Total Equity	805,178	904,014
Total Liabilities and Equity	$2,562,898	$2,242,310

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)
Revenues
Rental revenues	$59,842	$55,692	$238,924	$219,294
General contracting and real estate services revenues	126,911	95,912	413,131	234,859
Interest income	4,280	6,568	15,103	16,978
Total revenues	191,033	158,172	667,158	471,131
Expenses
Rental expenses	15,027	12,641	56,419	50,742
Real estate taxes	5,532	5,362	22,442	22,057
General contracting and real estate services expenses	123,377	93,667	399,713	227,158
Depreciation and amortization	35,270	18,109	96,078	72,974
Amortization of right-of-use assets - finance leases	300	277	1,349	1,110
General and administrative expenses	4,336	3,512	18,122	15,691
Acquisition, development, and other pursuit costs	66	—	84	37
Impairment charges	(5)	83	102	416
Total expenses	183,903	133,651	594,309	390,185
Gain on real estate dispositions, net	—	42	738	53,466
Operating income	7,130	24,563	73,587	134,412
Interest expense	(16,435)	(10,933)	(57,810)	(39,680)
Loss on extinguishment of debt	—	(475)	—	(3,374)
Change in fair value of derivatives and other	(11,266)	1,186	(6,242)	8,698
Unrealized credit loss release (provision)	297	232	(574)	(626)
Other income (expense), net	(293)	(37)	31	378
(Loss) income before taxes	(20,567)	14,536	8,992	99,808
Income tax (provision) benefit	(495)	5	(1,329)	145
Net (loss) income	(21,062)	14,541	7,663	99,953
Net loss (income) attributable to noncontrolling interests in investment entities	11	(137)	(605)	(5,948)
Preferred stock dividends	(2,887)	(2,887)	(11,548)	(11,548)
Net (loss) income attributable to common stockholders and OP Unitholders	$(23,938)	$11,517	$(4,490)	$82,457

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)
Net (loss) income attributable to common stockholders and OP Unitholders	$(23,938)	$11,517	$(4,490)	$82,457
Depreciation and amortization (1)	35,069	17,887	95,208	71,971
Loss (Gain) on operating real estate dispositions (2)	—	11	—	(47,984)
Impairment of real estate assets	—	—	—	201
FFO attributable to common stockholders and OP Unitholders	$11,131	$29,415	$90,718	$106,645
Acquisition, development and other pursuit costs	66	—	84	37
Accelerated amortization of intangible assets and liabilities	(38)	83	(653)	215
Loss on extinguishment of debt	—	475	—	3,374
Unrealized credit loss (release) provision	(297)	(232)	574	626
Amortization of right-of-use assets - finance leases	300	277	1,349	1,110
Decrease (Increase) in fair value of derivatives not designated as cash flow hedges	16,159	(1,186)	14,185	(8,698)
Amortization of interest rate derivative premiums on designated cash flow hedges	612	1,801	4,210	3,849
Normalized FFO available to common stockholders and OP Unitholders	$27,933	$30,633	$110,467	$107,158
Net (loss) income attributable to common stockholders and OP Unitholders per diluted share and unit	$(0.27)	$0.13	$(0.05)	$0.93
FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.13	$0.33	$1.02	$1.21
Normalized FFO attributable to common stockholders and OP Unitholders per diluted share and unit	$0.31	$0.35	$1.24	$1.22
Weighted-average common shares and units - diluted	88,733	88,341	88,864	88,192
________________________________________

(1) The adjustment for depreciation and amortization for each of the three months ended December 31, 2023 and 2022 excludes $0.2 million of depreciation attributable to our joint venture partners. The adjustment for depreciation and amortization for the years ended December 31, 2023 and 2022 excludes $0.9 million and $1.0 million, respectively, of depreciation attributable to our joint venture partners.

(2) ) The adjustment for gain on operating real estate dispositions for the year ended December 31, 2023 excludes $0.7 million for gains on the dispositions of non-operating parcels at Market at Mill Creek and adjacent to Brooks Crossing Retail. The adjustment for gain on real estate dispositions for the year ended December 31, 2022 excludes $5.4 million of the gain on the sale of The Residences at Annapolis Junction that was allocated to our joint venture partner.

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO SAME STORE NOI, CASH BASIS
(in thousands) (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(Unaudited)
Retail Same Store (1)
Same Store NOI, Cash Basis	$15,246	$15,325	$61,848	$59,461
GAAP Adjustments (2)	1,009	842	4,007	3,611
Same Store NOI	16,255	16,167	65,855	63,072
Non-Same Store NOI (3)	2,031	307	6,931	630
Segment NOI	18,286	16,474	72,786	63,702

Office Same Store (4)
Same Store NOI, Cash Basis	11,813	11,855	25,302	26,009
GAAP Adjustments (2)	(1,195)	1,277	(1,643)	370
Same Store NOI	10,618	13,132	23,659	26,379
Non-Same Store NOI (3)	1,330	(246)	27,639	21,322
Segment NOI	11,948	12,886	51,298	47,701

Multifamily Same Store (5)
Same Store NOI, Cash Basis	8,121	7,995	27,234	26,390
GAAP Adjustments (2)	253	212	1,015	850
Same Store NOI	8,374	8,207	28,249	27,240
Non-Same Store NOI (3)	675	122	7,730	7,852
Segment NOI	9,049	8,329	35,979	35,092

Total Property NOI	39,283	37,689	160,063	146,495

General contracting & real estate services gross profit	3,534	2,245	13,418	7,701
Real estate financing gross profit	4,951	7,405	17,842	19,957
Interest income (6)	4,280	6,568	15,103	16,978
Depreciation and amortization	(35,270)	(18,109)	(96,078)	(72,974)
General and administrative expenses	(4,336)	(3,512)	(18,122)	(15,691)
Acquisition, development and other pursuit costs	(66)	—	(84)	(37)
Impairment charges	5	(83)	(102)	(416)
Gain on real estate dispositions, net	—	42	738	53,466
Interest expense (7)	(16,435)	(10,933)	(57,810)	(39,680)
Loss on extinguishment of debt	—	(475)	—	(3,374)
Unrealized credit loss release (provision)	297	232	(574)	(626)
Amortization of right-of-use assets - finance leases	(300)	(277)	(1,349)	(1,110)
Change in fair value of derivatives and other	(11,266)	1,186	(6,242)	8,698
Other income (expense), net	(293)	(37)	31	378
Income tax (provision) benefit	(495)	5	(1,329)	145
Net (loss) income	(60,345)	(23,148)	7,663	99,953

Net loss (income) attributable to noncontrolling interests in investment entities	11	(137)	(605)	(5,948)
Preferred stock dividends	(2,887)	(2,887)	(11,548)	(11,548)
Net (loss) income attributable to AHH and OP unitholders	$(63,221)	$(26,172)	$(4,490)	$82,457
_______________________________________

(1) Retail same-store portfolio excludes Pembroke Square, The Interlock Retail, and Columbus Village II for the three and twelve months ended December 31, 2023 and 2022.
(2) GAAP Adjustments include adjustments for straight-line rent, termination fees, deferred rent, recoveries of deferred rent, and amortization of lease incentives.
(3) Includes expenses associated with the Company's in-house asset management division.
(4) Office same-store portfolio excludes The Interlock Office for the three and twelve months ended December 31, 2023 and 2022. Office same-store portfolio also excludes Wills Wharf and the Constellation Office for the twelve months ended December 31, 2023 and 2022.

(5) Multifamily same-store portfolio excludes Chronicle Mill, The Residences at Annapolis Junction, Hoffler Place, and Summit Place for the three and twelve months ended December 31, 2023 and 2022. Multifamily same-store portfolio also excludes 1305 Dock Street and The Everly for the twelve months ended December 31, 2023 and 2022.

(6) Excludes real estate financing segment interest income.
(7) Excludes real estate financing segment interest expense.

Contact:

Chelsea Forrest
Armada Hoffler Properties, Inc.
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248